EXHIBIT 99.1

OXiGENE Reports Further Positive Safety and Efficacy Data From Ongoing Phase 2 Trial of ZYBRESTAT in Non-Small Cell Lung Cancer

SOUTH SAN FRANCISCO, Calif., Nov. 19, 2010 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, announced today that it presented updated safety and clinical activity data from the FALCON trial, a randomized, controlled Phase 2 study of ZYBRESTAT(TM) (CA4P) in patients with non-small cell lung cancer (NSCLC). The updated analysis showed that the median time to progression for patients receiving ZYBRESTAT plus bevacizumab and chemotherapy was 9.5 months, compared with a median time to progression of 8.8 months for patients receiving bevacizumab and chemotherapy alone. Of the patients in the study arm (ZYBRESTAT combined with bevacizumab and carboplatin/paclitaxel chemotherapy), 50% achieved a partial response, compared with the control arm (bevacizumab and chemotherapy) of the trial, where only 38% of patients achieved a partial response. The combination regimen including ZYBRESTAT was observed to be well-tolerated with no significant cumulative toxicities when compared with the control arm of the study.

The data were presented in a poster session at the 22nd EORTC-NCI-AACR symposium on "Molecular Targets and Cancer Therapeutics" in Berlin, Germany. The poster was titled, " Randomized Phase 2 Trial of a Vascular Disrupting Agent (VDA) Fosbretabulin Tromethamine (CA4P) with Carboplatin, Paclitaxel and Bevacizumab in Stage IIIB/IV Non-Squamous Non Small Cell Lung Cancer (NSCLC): Analyses of Safety and Efficacy," by Edward Garon, M.D., Assistant Professor of Medicine at the University of California, Los Angeles and principal investigator of the study.

"The FALCON study interim data continues to be encouraging, suggesting that ZYBRESTAT is a well-tolerated drug that has the potential to result in better patient outcomes than standard therapy," commented Dr. Garon. "This updated data provides additional support for a possible registration study investigating ZYBRESTAT as a treatment for patients with NSCLC."

"The results from the FALCON study continue to show that ZYBRESTAT appears well-tolerated and suggest improved progression free survival and response rate in NSCLC patients," commented Peter Langecker, M.D., Chief Executive Officer at OXiGENE. "While these data must accrue for several more months before we can truly analyze the overall survival benefit to patients, we believe that the continued trends of the FALCON study, which come on the heels of our positive data from a study of patients with anaplastic thyroid cancer, shows that ZYBRESTAT may hold promise as a future treatment for cancer patients."

FALCON is a randomized controlled study investigating the addition of ZYBRESTAT (fosbretabulin tromethamine, or CA4P) to standard therapy (carboplatin, paclitaxel, and bevacizumab) in patients with Stage IIIb or IV non-squamous NSCLC. A total of 60 patients were treated with study medication, including 29 in the standard therapy arm and 31 in the CA4P + standard therapy arm. The treatment arms were well balanced with respect to baseline characteristics, except for a greater percentage of males in the CA4P arm. Disease was predominately Stage IV in both arms. Patients received CA4P plus standard therapy or standard therapy alone every 21 days for up to 6 cycles (treatment phase). Patients without disease progression after 6 cycles could continue to receive bevacizumab with or without CA4P (depending on treatment arm) until disease progression (maintenance phase).

Key data points from the ongoing FALCON trial are as follows.

Progression-free survival (PFS)

  PFS determined by RECIST criteria
  Median PFS was 9.5 months in the CA4P arm versus 8.8 months in the standard therapy arm (hazard ratio (95%CI) = 0.73 (0.33, 1.62))
  PFS represents a 27% reduction in the odds of progression for patients receiving CA4P vs. standard therapy

Best Overall Tumor response

  Partial Response (PR) was 50% in the CA4P arm and 38% in the standard therapy arm

A copy of the EORTC-NCI-AACR presentations will be available on OXiGENE's website at www.oxigene.com.

About ZYBRESTAT (fosbretabulin)

ZYBRESTAT is being evaluated in a Phase 2 study of patients with non-small cell lung cancer and other clinical trials. OXiGENE believes that ZYBRESTAT is poised to become an important product in a novel class of small-molecule drug candidates called vascular disrupting agents. Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical trials in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against anaplastic thyroid cancer, ovarian cancer and various other solid tumors.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company's major focus is developing vascular disrupting agents that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

The OXiGENE, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4969

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include projected study outcomes, emerging oncology treatments and the expected conclusion of ongoing or initiation of new clinical studies may turn out to be wrong.  Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the outcome of clinical studies and the availability of additional financing to continue development of ZYBRESTAT.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

CONTACT:  OXiGENE, Inc.
          Investor and Media Contact:
          Michelle Edwards, Investor Relations
          650-635-7006
          medwards@oxigene.com